FORM 4





     [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB NUMBER:
EXPIRES:
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE:
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1. Name and Address of Reporting Person

HOLDEN, JR.                    JOHN                           W.
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(Last)                         (First)                     (Middle)

                          5200 SOUTH WASHINGTON AVENUE
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                                    (Street)

TITUSVILLE                       FL                           32780
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(City)                         (State)                         (Zip)
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2. Issuer Name and Ticker or Trading Symbol

                       SMART CHOICE AUTOMOTIVE GROUP, INC.
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3. IRS or Social Security Number or Reporting Person (Voluntary)


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4. Statement for Month/Year          OCTOBER 1999
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5. If Amendment, Date of Original   (Month/Year)
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6. Relationship of Reporting Person to Issuer (Check all applicable)

[X]  Director                             [ ]  10% Owner
[ ]  Officer (give title below)           [ ]  Other (specify below)

                                    DIRECTOR
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



                   DIRECTOR & OFFICER MONTHLY ACTIVITY REPORT

A.
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SALES OR OTHER
DISPOSITIONS
--------------------------------------------------------------------------------------------------
Number of Shares        Sale (1)       Other Disposition (Describe)    Date of Transaction   Price
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

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


B.
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ACQUISITIONS
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
Number of Shares        Purchase (1)    Type Acquisition (Describe)    Date of Transaction   Price
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------



C.
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OPTIONS RECEIVED
--------------------------------------------------------------------------------------------------
Number of Shares        Date Granted    Exercise Price
--------------------------------------------------------------------------------------------------
25,000                    9/29/99       $0.58
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--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

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



D.
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OPTIONS RECEIVED
--------------------------------------------------------------------------------------------------
Number of Shares        Date Granted    Exercise Price
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

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


E.
Number of shares owned directly at 9/30/99        1,500
Number of shares owned indirectly at 9/30/99      -0-
Number of options owned directly at 9/30/99       6,250
Number of options owned indirectly at 9/30/99     -0-

Date:           10/15/1999                       /s/ JOHN W. HOLDEN, JR.
     ------------------------------------        -------------------------------
                                                 Signature
                                                 Print Name: John W. Holden, Jr.